UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                April 14, 2008

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts		01960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                 978-977-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 14, 2008, pursuant to an Agreement and Plan of Merger, dated as of March 5, 2008, by and among Analogic Corporation (“Analogic”), Canton Merger Corporation, a wholly owned subsidiary of Analogic (“Merger Sub”), Copley Controls Corporation (“Copley”), the Principal Shareholders of Copley named therein, the Additional Shareholders of Copley named therein, and Matthew Lorber, as the Securityholders’ Representative (the “Merger Agreement”), Merger Sub merged with and into Copley, with Copley continuing as the surviving corporation and becoming a wholly owned subsidiary of Analogic (the “Merger”).

The consideration paid by Analogic on April 14, 2008 was $76.875 million in cash, which represented the agreed purchase price of $68.75 million plus an adjustment of $8.125 million. The adjustment resulted from Copley’s estimated working capital as of the closing date, which included $5.0 million of cash, exceeding the working capital of $16.2 million as required under the terms of the Merger Agreement. The actual indebtedness (which was estimated to be zero) and working capital of Copley as of the closing date will be determined finally after the closing to determine if a further adjustment to the total consideration is required.

Pursuant to the Merger Agreement, Analogic deposited $8.75 million of the total consideration into an escrow fund to secure certain indemnification obligations of the former securityholders of Copley. On July 14, 2009, the remaining balance of the $8.75 million escrow fund in excess of any amounts held for unresolved claims will be distributed to the former securityholders of Copley. In addition, Analogic deposited (i) $1.0 million of the total consideration into an escrow fund to provide for any payment to Analogic if a further adjustment is required based on Copley’s actual indebtedness and working capital as of the closing date and (ii) an additional $1.0 million of the total consideration into an escrow fund to provide for the expenses of the Securityholders’ Representative.

Analogic and the former shareholders of Copley have elected to treat the merger as an asset purchase for tax purposes under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. As a result, Analogic will make a payment to the former shareholders of Copley of up to an additional $1.8 million in the aggregate as reimbursement for the adverse tax impact of the election on the former shareholders.

Analogic estimates that, subject to the final determination of Copley’s actual indebtedness and working capital as of the closing date, the total consideration to be paid, including the full reimbursement for the adverse tax impact of the election on Copley’s former shareholders, will be approximately $78.675 million.

The foregoing summary of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Analogic on March 6, 2008 and is incorporated herein by reference.

A copy of the press release announcing the completion of the Merger is filed with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial statements required by this item are not included with this initial report as permitted by Item 9.01(a)(4) of Form 8-K. The required financial statements will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than June 30, 2008.

(b)	Pro Forma Financial Information

The pro forma financial information required by this item is not included with this initial report as permitted by Item 9.01(b)(2) of Form 8-K. The required pro forma financial information will be provided in an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than June 30, 2008.

(d)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

April 15, 2008	By:	/s/ JOHN J. MILLERICK
Name: JOHN J. MILLERICK Title: Senior Vice President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 5, 2008, by and among Analogic Corporation, Canton Merger Corporation, Copley Controls Corporation (“Copley”), the Principal Shareholders of Copley named therein, the Additional Shareholders of Copley named therein and Matthew Lorber, as the Securityholders’ Representative (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Analogic Corporation on March 6, 2008)

99.1	Press release, dated April 15, 2008, issued by Analogic Corporation